EXHIBIT 99

                              DATE:  July 13, 1995
                              FOR IMMEDIATE RELEASE

                              FOR FURTHER INFORMATION CONTACT:
                              Jay S. Sidhu (610) 320-8415
                              Richard A. Elko (610) 320-8434
                              Linda Hagginbottom (610) 320-8498


                        SOVEREIGN EXPECTS
                     2ND QUARTER NET INCOME
                       TO BE UP ABOUT 20%

          WYOMISSING, PA., Sovereign Bancorp, Inc. (NASDAQ-NMS-
SVRN), parent company of Sovereign Bank, FSB ("Sovereign"). Today, Sovereign's President and Chief Executive Officer, Jay S. Sidhu, stated that he expects Sovereign's earnings for the 2nd Quarter of 1995 to be slightly over $14 million, which is consistent with analysts' estimates. "Based on preliminary figures, Sovereign expects 1995 2nd Quarter Net Income of approximately $14 million, up over 20% from the 2nd Quarter of 1994," Sidhu stated. Earnings per share are expected to be $0.26.

          Sovereign is a $7.0 billion holding company for Sovereign Bank, FSB with its network of 119 Community Banking
Offices throughout eastern Pennsylvania, New Jersey and northern
Delaware. Sovereign expects to release detailed 2nd Quarter results next week.

          Sovereign stock closed at $10.125 on Wednesday, July 12, 1995.
                             THE END